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                                                                     Exhibit 8.2

                         [Battle Fowler LLP Letterhead]



                                 March 22, 1999


Holopak Technologies, Inc.
9 Cotters Lane
P.O. Box 538
East Brunswick, NJ 08816
Attention:  James L. Rooney

         Re:      FOILMARK, INC. ACQUISITION OF HOLOPAK TECHNOLOGIES, INC.

Ladies and Gentlemen:

                  This opinion is being provided to you pursuant to Section 9.1(g) of the Agreement and Plan of Merger, dated as of November 17, 1998 (the "Agreement"), by and among Foilmark, Inc., a Delaware corporation ("Parent"), Foilmark Acquisition Corporation, a Delaware corporation that is a wholly-owned subsidiary of Parent ("Merger Sub"), and Holopak Technologies, Inc., a Delaware corporation ("Company"). Pursuant to the terms of the Agreement, the Company will merge with and into Merger Sub (the "Merger"), with Merger Sub being the surviving corporation. In the Merger, any outstanding shares of common stock, $.01 par value, of Company and Class A common stock, $.01 par value, of Company ("Company Common Stock") held by stockholders (other than Parent, Merger Sub, any other subsidiary of Parent, Company or any subsidiary of Company) will be converted into 1.11 shares of common stock, without par value, of Parent ("Parent Common Stock") and $1.42 of cash per share of Company Common Stock in accordance with the terms of the Agreement. In addition, any shares of Company Common Stock held by Parent, Merger Sub, any other Subsidiary of Parent, Company or any subsidiary of Company will be canceled and the separate corporate existence of the Company will thereupon cease. No stock of Merger Sub will be used in the transaction. Company Common Stock is the only outstanding class of Company capital stock.




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                                                                  March 22, 1999




                  Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement or in the Officer's Certificates Relating to Tax Treatment (the "Officers' Certificates") delivered to us by Parent, Merger Sub and Company containing certain representations made by them. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

                  We have acted as U.S. counsel to Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

         (a)      the Agreement;

         (b)      the Officers' Certificates; and

         (c) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and Company and related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

                  In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

                  1. The Merger will be consummated in accordance with the terms of the Agreement, and the Officers' Certificates will be true, correct and complete at the time of the consummation of the Merger;

                  2. That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the Closing) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

                  3. That all representations, warranties and statements made or agreed to by Parent, Merger Sub and Company, and the management, employees, officers, directors and stockholders thereof in connection with the Merger, including but not limited to those set forth in the Agreement (including the exhibits) and the Officers' Certificates are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof; and

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                                                                  March 22, 1999




                  4. That appraisal rights will not be exercised with respect to more than 10% of the Company Common Stock; and

                  5. That there is no plan or intention on the part of Parent or any of its affiliates, directly or indirectly, to reacquire any shares of Parent Common Stock issued in the Merger, other than as part of an ongoing stock repurchase program conducted by Parent. Prior to the Merger, there has not been an acquisition of Company Common Stock by a person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) and, following the Merger, there will not be a disposition of shares of Parent Common Stock received in the Merger to a person related to Parent (within the meaning of that regulation) directly or indirectly, other than as part of an ongoing stock repurchase program conducted by Parent.

                  Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for Federal income tax purposes:

                  The Merger will be a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(D) of the Code.

                  Parent, Merger Sub and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                  No gain or loss will be recognized by stockholders of Company as a result of the exchange of shares of Company Common Stock for shares of Parent Common Stock pursuant to the Merger, except to the extent that the Company stockholders receive cash in the exchange. Stockholders of Company who receive a combination of cash and shares of Parent Common Stock will not recognize any loss sustained on the exchange, but will recognize income or gain.

                  Company stockholders who receive cash in lieu of fractional shares of Parent Common Stock will recognize gain or loss as if they had received the fractional share of Parent Common Stock in the Merger and then sold it.

                  Income, gain or loss will be recognized by Company stockholders who exercise appraisal rights with respect to their shares of Company Common Stock with that gain or loss generally constituting capital gain or loss if the stockholder holds its Company Common Stock as a capital asset and if, after exercising appraisal rights, owns no shares of Parent Common Stock, either actually or constructively within the

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                                                                  March 22, 1999




                  meaning of Section 318 of the Code. However, if the payment that the stockholder receives as a result of exercising appraisal rights is essentially equivalent to a dividend, within the meaning of Section 302 of the Code or has the effect of a distribution or a dividend, within the meaning of
                  Section 356(a)(2) of the Code, then such Company stockholder will generally recognize ordinary dividend income for federal income tax purposes in an amount equal to the lesser of its allocable share of the Company's current and accumulated earnings and profits, or the entire amount of cash so received and will treat any excess of the cash received over its allocable share of the Company's current and accumulated earnings and profits as a return of capital, and then as income or gain from the disposition of the shares of Company Common Stock.

                  None of Parent, Merger Sub or Company will recognize a gain or loss on the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to the Treasury Regulations issued under Section 1502 of the Code).

                  This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any Federal income tax consequence of the Merger, including the character of any income or gain attributable to any cash received, except as specifically set forth herein, and this opinion may not be relied upon except by Company and its stockholders, with respect to the consequences specifically discussed herein.

                  This opinion addresses only the general tax consequences of the Merger expressly described above and does not address any tax consequence that might result to a stockholder in light of its particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

                  No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any other transaction whatsoever including the Merger if all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

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                                                                  March 22, 1999



                  This opinion represents only our best judgment as to the Federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings in effect as of the date that this opinion is dated. These authorities may change or be revised between the date hereof and the date the Merger is consummated. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws.

                  This opinion has been delivered to you for the purposes set forth in Section 9.1(g) of the Agreement and may not be distributed or otherwise made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as Exhibit
8.2 to the Registration Statement on Form S-4 (File No. 333-     ) of
Foilmark filed with the Securities and Exchange Commission (the "Registration Statement"), the discussion of such opinion in the Registration Statement, and to the reference to Battle Fowler LLP under the captions "Legal Matters" and "Material Federal Income Tax Consequences" in the Registration Statement.

                                              Sincerely,

                                              /s/
                                                 ---------------------

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